SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 585	Trade Date:	11/27/2006
(To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Issue Date:	11/30/2006
The date of this Pricing Supplement is	11/27/2006

CUSIP	Stated Interest Rate Per 1 Annum	Maturity Date	Price to Public 2 3	Discounts & Commissions	Interest Payment		Survivor’s Option	Subject to Redemption		Aggregate Principal Amount	Net Proceeds	OID Status
					Frequency	First Payment		Yes/No	Date and terms of redemption
78490FB65	*Step	03/15/2022	100%	2.000%	Quarterly	12/15/06	No	Yes	Callable at 100% on 3/15/2010 and Continuous thereafter with 10 NY business days notice.	459,000	449,820.00	N

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

*	5.25% until but not including 03/15/2010, then 6.25% thereafter.

1	The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

2	Expressed as a percentage of aggregate principal amount.

3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.